Exhibit 99.2

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CORPORATE PARTICIPANTS

Jenifer Kirtland EVC Group - IR

Mark Sieczkarek Solta Medical, Inc. - Chairman, Interim President, and CEO

Jack Glenn Solta Medical, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Bill Plovanic Canaccord Genuity - Analyst

Chris Lewis ROTH Capital Partners - Analyst

Konstantin Tcherepachenets Raymond James & Associates - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen. Thank you for standing by. Welcome to Solta’s third-quarter fiscal 2013 financial results conference call. During today’s presentation, all participants will be in a listen-only mode. Following the presentation the conference will be open for questions. (Operator Instructions). I would now like to turn the conference over to Jenifer Kirtland. Please go ahead.

Jenifer Kirtland - EVC Group - IR

Thank you, operator, and good afternoon, everyone. Today after the market closed, Solta released its third quarter 2013 financial results. The release is available on the investor relations section of Solta Medical’s website at Solta.com.

Before we get started, during the course of this conference call, the Company will make projections and may make other statements about the Company’s business that are forward-looking and are subject to many risks and uncertainties that could cause actual results to differ materially from expectations. These include statements regarding a reduction in annual expenses from the Company’s restructuring program; the amount of positive cash flow from operations in 2014; the expected completion of a new debt financing arrangement; improvements in sales execution in North America and operational imperatives of the 2014 operating plan. A detailed discussion of the risks and uncertainties that affect our business is contained in the Company’s SEC filings, particularly under the heading risk factors. Copies of these filings are available online from the SEC or on the Solta Medical website.

The Company’s projections and forward-looking statements are based on factors that are subject to change and, therefore, these statements speak only as of the date they are given. The Company does not undertake to update any projection or forward-looking statement.

In addition, to supplement the GAAP numbers, we have provided non-GAAP gross margin, operating income and loss, EBITDA, net income and loss and non-GAAP income and loss per share information that excludes the impact of non-cash acquisition-related charges and other acquisition-related charges and non-cash stock-based compensation charges. We believe these non-GAAP numbers provide you with insight to conduct a more meaningful and consistent comparison with our ongoing operating results and trends compared with historical results. A table reconciling the GAAP financial information to the non-GAAP information is included in our financial results release.

Finally, during today’s Q&A session, we ask participants to limit themselves to two questions and then re-cue.

With that, I would like to turn the call over to Mark Sieczkarek, Interim President and CEO of Solta Medical.

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Mark Sieczkarek - Solta Medical, Inc. - Chairman, Interim President, and CEO

Thank you, Jenifer, and good afternoon, everyone. With me today is our Chief Financial Officer, Jack Glenn.

Now this afternoon, we would like to review our third-quarter results as well as several critical corporate initiatives that we have implemented in order to position the Company to build on the momentum we began to establish in the marketplace, generate cash flows and profits in 2014 and ultimately increase shareholder value. Now, I’m going to begin a with top-level review of the results, then I would like to spend some time on the plan that we are currently executing that we expect will reduce annual operating expenses by $12 million.

In addition, while we expect to grow the top line in 2014, the operating expenditure reduction plan is designed to drive cash flow from operations of more than $8 million in 2014 with little to no revenue growth.

Our third-quarter results were disappointing. Revenue was below our expectations, primarily reflecting disruption of our North American sales force due to attrition. During the third quarter, we continued to generate solid revenue growth from Thermage, our offering for skin tightening, where revenue rose year-over-year by 7%; and Clear + Brilliant for skin resurfacing and rejuvenation, which was up year-over-year by 17%.

However, our revenue expectations for Liposonix were affected by a disruption in the North American sales force. In addition, a majority of the Liposonix systems placed in the quarter were with international distributors at lower sales prices than achieved from sales in direct markets.

Now, despite the performance of the Liposonix product line during the third quarter, we do remain very confident about its growth potential. Recent market share data indicates that Liposonix has roughly 25% of the market of systems sold to date. There is primarily one other competitor with the remaining percentage of this segment. In addition, outside of North America, Liposonix has a 50% market share vis-a-vis our major competitor and has been placing more systems in markets outside of North America than our primary competitor.

Now, noninvasive fat reduction represents an enormous and growing market opportunity worldwide which has only recently begun to be addressed over the last several years. With the course correction in North America sales force attrition, expansion of that salesforce and the approach to the market, we are confident we will regain worldwide market share over time. Liposonix has a number of advantages compared to the other approaches for noninvasive fat reduction.

First off, other device procedures can be limited in their ability to treat certain areas of fat. The custom contouring capabilities of the Liposonix system allow control over precisely how and where energy is delivered to tailor the treatment to meet a patient’s specific need.

Secondly, other treatments may require several hours and multiple treatment sessions to adequately address problem areas of unwanted fat. With Liposonix, patients are able to lose a dress or pant size with just a single one-hour treatment.

Lastly, the one-hour single-treatment nature of the Liposonix procedure makes for an extremely profitable procedure in the physician’s practice, and the physician is able to generate a positive return on investment after just 30 procedures.

Now our rejuvenated and expanded North American sales organization is focused on recapturing the market momentum we had with Liposonix during 2012 and we do expect to begin to see results from our efforts beginning in early 2014. It is also anticipated that these improvements in our sales force will have a positive impact on our other product lines.

VASER, our body contouring product line acquired at the end of February, generated $4 million in revenue in the quarter. We are not where we need to be in terms of expanding the cross-selling opportunities of VASER with our other Solta brands, but we believe that the internal structural factors inhibiting our progress will be successfully addressed in 2014. From an operations perspective, manufacturing of VASER products is on track to be incorporated into our Bothell facility in the first quarter of 2014, which will generate additional organizational efficiencies.

Finally, increasing the recurring revenue from treatment tips and other disposables from all our product lines remains a key priority. During the third quarter, total recurring revenue represented 53% of total revenue. Tips and other disposables increased by 6% year-over-year to $17.8 million for the quarter.

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Jack will provide more details on our third-quarter financial results, but now I would like to turn to a review of our 2014 operating plan, our goals and our implementation to date. This plan focuses on driving revenue growth and reducing expenses by $12 million from the full-year 2013 run rate.

The key objectives of this plan include, one, achieving year-over-year revenue growth; secondly, generating double-digit operating profit; and lastly, maximizing cash flow from operations. As I mentioned earlier, since the second quarter of 2013 when the future direction of our Company was put in the public spotlight, we have experienced 50% turnover of our sales force, most of that occurring in North America. With the leadership transition we implemented in late June, we moved to stop the attrition of our sales force and we are starting to turn the situation around as we speak.

We have been successful in retaining a number of key contributors at Solta, and additionally, we have been able to attract some new exceptional talent to our salesforce in critical locations and have also appointed new sales leadership both in North America and in Europe.

In addition, we have implemented changes to our sales structure and marketing approach in North America, primarily through four initiatives. First, we have increased sales promotion and physician peer-to-peer selling initiatives through workshops and user group meetings.

Second, we emphasize after-the-sale partnering with physician practices by deploying nearly twice the number of account managers in the field by the first quarter of next year. Third, we created a regional sales organization with a dedicated team of resources that includes capital reps, account managers, clinical specialists, marketing specialists and inside sales support. Lastly and maybe most importantly, our focus on the large opportunity with our current and past customers.

In the past few months we have found that the attention to this market has certainly been less than optimal. We have implemented a renewed focus to capitalize on meeting those customers’ needs both economically and through patient benefits. The approach involves sales teams touching these customers more frequently and providing solutions for their patients. Part of the momentum we believe we are generating is a result of this effort.

We believe that this customer-centric approach will drive Solta’s full range of premier aesthetic solutions into our existing physician practices, increase recurring revenue generated by existing accounts and also create new customer opportunities. Now, these changes, in particular the workshops and user group events, which began in the third quarter, have already enabled the Company to regain some of the lost traction in the market. For example, our sales in the month of October were higher than they were in the month of October a year ago. That increase in our sales during that October period as compared to a year ago was driven by the leads obtained by our events that took place in the third quarter. We have created a sizable number of leads and are still, at mid-November, following up on leads generated in the third quarter.

Additionally, events hosted in the fourth quarter have built additional leads that are being pursued. Now, while we still have plenty of work to do, I hope this example of operational detail gives you some appreciation for the fact we are building momentum in the marketplace. And while one month does not make a trend, the lead level generated over the last several months is encouraging.

Outside of North America in 2014, we expect to continue to expand the distribution of Solta products in new regions. Specifically, we anticipate a number of major product approvals in China in the next 3 to 12 months for Fraxel DUAL, Clear + Brilliant, Thermage and, finally, Liposonix. We are currently conducting free market activities in China.

We are also moving forward on reducing our operating expenses. We have identified annual cost savings of approximately $12 million as compared to our expected operating expense in 2013. Included in our plans was a reduction in force which occurred last week and affected all functional areas of the Company and additional cost savings measures which will be implemented in the weeks and months ahead. Now, we believe we can realize these cost reductions without impacting our product development pipeline and go-to-market strategies which, as I mentioned before, include shifting significantly more resources to sales efforts.

Now, while it’s our full expectation to drive revenue growth in 2014, we right-sized the Company based on our current revenue run rate to drive positive cash flow next year, and we plan to generate cash flow from operations in 2014 of more than $8 million.

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To provide the working capital we need to pursue our growth plans for 2014, we have signed a term sheet with a secured debt lender on transaction terms of a $40 million financing. Under the terms of the proposed agreement, the lender would provide $40 million upon repayment of the loan with Silicon Valley Bank. The term debt has interest-only payments for the first four years and less restricted covenants as compared to the more traditional bank debt.

These funds will provide us with the proper level of working capital as we enter 2014. We anticipate this financing agreement will close this month.

We are focused on the successful implementation of our operating plan and believe it is the best way to drive improved financial results and shareholder returns. At the same time, our Board of Directors has engaged Piper Jaffray as its financial advisor. Piper has significant experience in our industry and has been assisting the Board in evaluating strategic alternatives. We do not intend to make any further comments on this unless disclosure is deemed appropriate.

Finally, the search for a permanent CEO is continuing under the direction of the Board’s Nominating Committee and the outside executive search firm. Meanwhile, the team here remains dedicated to operating the Company with a single focus to drive revenue, improve profitability, generate cash and significantly enhance shareholder value.

Now I would like to turn the call over to Jack Glenn to review the third quarter financial performance. Jack?

Jack Glenn - Solta Medical, Inc. - CFO

Thanks, Mark. Revenue for the third quarter was $33.5 million, a decrease of $1.5 million or 4% as compared to the third-quarter 2012 revenue of $35 million.

Q3 2013 revenue by major category was as follows — systems up $13.8 million, tips and other consumables of $17.8 million and service and other revenue of $1.9 million. The geographic split of revenue was North America 46% and international 54%.

Gross margin for the quarter was $19 million or 57% of revenue and includes $1.8 million of amortization, acquisition-related charges and stock-based compensation charges. Excluding these charges, the gross profit for the quarter was approximately $20.8 million or 62% of revenue.

The comparable gross profit for Q3 2012 was approximately $22.7 million or 65% of revenue. The decrease year-over-year in gross margin as a percent of revenue was primarily due to a large proportion of revenue in the current-year quarter realized from distributor channels and other manufacturing period cost representing a larger proportion of lower sales volume.

Operating expenses for the quarter were $17.1 million compared to $23.7 million in Q3 2012. Solta Medical’s GAAP results for the third quarter include and $8.7 million credit for the value of reassessment of the expected earnout payment associated with the acquisitions of Liposonix and Sound Surgical Technologies as well as amortization, severance, acquisition-related charges and stock-based compensation charges of $2.9 million.

Excluding these items, Q3 2013 operating expenses increased by $2.5 million to $22.9 million versus $20.4 million in the prior-year period. The year-over-year increase was primarily attributable to the acquisition of Sound Surgical Technologies and an accrual of approximately $260,000 for US medical device taxes.

Total stock-based compensation charges for the quarter were $596,000.

GAAP net income for the quarter was $644,000 as compared to a net loss of $2.9 million reported for the third quarter of 2012. Non-GAAP net loss for the quarter was $3.3 million or $0.04 per share as compared to a non-GAAP net income of $2 million or $0.03 for the same period last year.

Now turning to the balance sheet, the Company’s cash balance at September 30, 2013 was $7.7 million compared with $16.3 million at the end of June 2013 and did not reflect any impact from the previously referred to $40 million refinancing agreement. The decrease reflected the net loss in the quarter as well as an $8 million payment of the outstanding balance on the revolving credit facility with Silicon Valley Bank.

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Total debt at the end of the quarter was approximately $27 million.

Our September results left us in default of certain loan covenants in our current facility with Silicon Valley Bank and we determined that proceeding with the new $40 million facility would provide us with a more stable source of working capital and additional liquidity. In addition, we will retain the availability of $12 million revolving credit facility with Silicon Valley Bank.

With regard to contingent payments related to acquisitions, the Company will make a $5 million contingency payment to Valiant related to the acquisition of Liposonix in the fourth quarter of 2013. The Company expects total contingency payments which going forward are all projected to be derived from the acquisition of Liposonix to be approximately $2 million in 2014.

Inventories at September 30 were $22.4 million, up $0.6 million from Q2 due to lower-than-expected sales volumes. Inventory turns declined to 2.3 from 2.8 turns at the end of June.

Days sales outstanding for the quarter were at 55 days, up from 51 days in the prior quarter due to bundling of products with proportionately lower upfront payments.

With that, I will turn the call back over to Mark.

Mark Sieczkarek - Solta Medical, Inc. - Chairman, Interim President, and CEO

Thanks, Jack, and with that I think, operator, we are ready to field questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Bill Plovanic, Canaccord Genuity.

Bill Plovanic - Canaccord Genuity - Analyst

A couple questions here. Just first on the debt, I just want to understand this. So the $27 million out, does that have to be paid for, or will that $40 million be used to pay down the $27 million, or will you have the $27 million plus the $40 million? So what —

Jack Glenn - Solta Medical, Inc. - CFO

Yes, when we have the $40 million, we will be paying off the $27 million term debt we currently have with SVB. In addition to that, as I said, we will have – still retain the $12 million revolver with SVB.

Bill Plovanic - Canaccord Genuity - Analyst

So paying that off with cash on hand, what you do to Valiant, you’ll have about $13 million of net cash to work with, plus the $12 million revolver with SVD?

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Jack Glenn - Solta Medical, Inc. - CFO

Right. We currently have $8 million, plus once we pay off the term debt we will net somewhere in the neighborhood of probably somewhere around $10 million to $11 million, and then we have the $12 million revolver and top of that.

Bill Plovanic - Canaccord Genuity - Analyst

Okay, and with all the changes going on, what do you think your cash burn is going to be in Q4 and then quarterly as we head into 2014?

Jack Glenn - Solta Medical, Inc. - CFO

Well, as far as in Q4, we expect to be breakeven in Q4 once we have paid the severance payments due to the reduction in force. And then going into (multiple speakers) and as far as 2014 what we have said is that we expect to generate in excess of $8 million cash flow from operations for the year, which primarily a lot of that will be based on the way the quarters come out probably more in the second half of the year.

Bill Plovanic - Canaccord Genuity - Analyst

Okay, and then how much severance is going to be associated with all these changes paid out in Q4?

Jack Glenn - Solta Medical, Inc. - CFO

Between $500,000 to $750,000.

Bill Plovanic - Canaccord Genuity - Analyst

Okay, so flush at $1 million?

Jack Glenn - Solta Medical, Inc. - CFO

Yes.

Bill Plovanic - Canaccord Genuity - Analyst

And then I guess I’m only going to get a couple questions here. So on the sales force, greater than 50% globally, mostly US, you had to turn over 3/4 of your US sales force, and now you have put new people in place. How long do you think it’s going to take them to get traction in the US?

Mark Sieczkarek - Solta Medical, Inc. - Chairman, Interim President, and CEO

That’s a great question, Bill. I think in combination with the people being on the ground, I also mentioned we are going to be adding people at the trade manager level to better call on our customers. All that training, if you will, is going to take place in the fourth quarter for the newer people. Obviously, we have been trying to chase down and keep our sales force as equipped as possible, our current sales force.

But, obviously, we are going to be going through a lot of training as well in the fourth quarter. So I think we will be certainly hitting the ground running in first quarter of next year.

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And additionally, we have already staffed that salesforce, as I mentioned, relative to a lot of these workshops that we are doing, which are -- again, we started those in the third quarter and we are finding those to be very productive. Our customers are finding them to be very productive as well. And again, that already got kicked off. We are off to a good start there. It certainly has created some momentum for us.

So I think, Bill, the short answer to your question is we are not going to see a full impact of that until sometime first quarter, second quarter of next year.

Operator

Chris Lewis, ROTH Capital Partners.

Chris Lewis - ROTH Capital Partners - Analyst

First, just regarding the announcement of exploring the strategic alternatives, I was hoping you could just talk about what went into that decision, what changed since three months ago on the call when that was an option? And then what did you see during the quarter that ultimately drove the Company to decide on that route? And how did the Company’s performance so far this year guide that decision?

Mark Sieczkarek - Solta Medical, Inc. - Chairman, Interim President, and CEO

I think, to be fair, we talked about last quarter about going out and seeking a financial advisor on strategic alternatives. I think it was just, if you will, in its infancy at that point in time. In terms of the process we went through, we interviewed a number of people.

We obviously had been working right along with investment banks. But in terms of this specific process, we interviewed a number of banks and obviously decided on Piper. So I’m not sure anything has really changed from that perspective in terms of our approach going back to the third quarter when we talked about the Board looking at strategic alternatives.

Obviously, as we said here, with bringing Piper on board, as part of our fiduciary responsibility as a Board, we would consider options that will result in realizing enhanced shareholder value.

Chris Lewis - ROTH Capital Partners - Analyst

In terms of the salesforce turnover, can you be a little bit more specific on how many reps were lost during the quarter? Where does that North American sales force stand today in terms of number of reps?

And then bigger picture, what do you think are the main reasons for the continued attrition there? And what gives you confidence that the issue is behind you going forward?

Mark Sieczkarek - Solta Medical, Inc. - Chairman, Interim President, and CEO

Well, there’s multiple questions in that one. I think from the standpoint of giving you exact numbers, I would prefer not to just from a competitive standpoint. Obviously, though, 50% turnover in our sales force is a relatively large number.

And as I mentioned as well, as we go forward here, we’re also recruiting additional people into the sales force that will be an adjunct, if you will, to our current trade managers. And the driving force behind that was we realized both through surveying our customers as well as looking at our business over the last three years that we lost a lot of our customers, quite frankly, in some cases due to not calling on them enough, not being customer-friendly enough, hence the change.

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I think when you talked about what caused some of this, as I mentioned, I think we have been in the spotlight for a number of reasons this year. It has certainly caused uncertainty and instability in the organization. And couple that with the fact that some of our competitors then took advantage of that and poached some reps as well. All those things combined led to the turnover.

As I said, I think for the most part, I will use the term we are not fully staffed to our original number, but we are fairly close to that as we enter the fourth quarter. And we are feeling good about the people we have in place right now. I think they see the vision for the future and where we are trying to head with the approach towards our customers believing in the vision as hopefully stabilize that number. And we will be adding to it as we move forward.

Chris Lewis - ROTH Capital Partners - Analyst

Thank you.

Operator

Konstantin Tcherepachenets, Raymond James.

Konstantin Tcherepachenets - Raymond James & Associates - Analyst

One, if I could start off with, Mark, can you maybe just provide some more details on how you are expecting to drive $12 million in savings? I understand you had some salesforce turnover, so maybe compensation is a little bit different. But can you just be a little more granular how you are planning to drive that and the operating profit?

Mark Sieczkarek - Solta Medical, Inc. - Chairman, Interim President, and CEO

Yes, let me be clear. We are investing in the salesforce. As a matter fact, year on year, we’re going to be spending more on the sales force. So this $12 million is a net number. We took out money, if you will, in all our operating lines, R&D, significantly without affecting, if you will, the pipeline that we feel is appropriate moving forward.

G&A we took out numbers. Marketing, quite honestly, we did a lot of shifting there and we moved a lot of our spending in marketing more towards the sales promotion standpoint out to the field as well as, quite frankly again, turning some of those marketing numbers into sales heads.

So, although we talk about $12 million net-net, there was a lot of shifting of funds as well within the P&L, and probably most significantly from the marketing side to the sales side.

Konstantin Tcherepachenets - Raymond James & Associates - Analyst

Okay, great. I might have missed this, but have you guys provided – have you said how many Liposonix systems you sold in the quarter?

Jack Glenn - Solta Medical, Inc. - CFO

Yes, we sold 75.

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Konstantin Tcherepachenets - Raymond James & Associates - Analyst

75, okay, great. And then if you can provide any commentary regarding pricing, not for — I guess for all of your platforms relative to the previous quarter when there was a big step down.

Jack Glenn - Solta Medical, Inc. - CFO

Well, I think pricing overall was fairly in line with — from the second quarter where we did experience quite a bit of pricing pressures. It was somewhat down on Liposonix again. But certainly, on the kits side, pricing remain very stable. And we expect that to continue.

Konstantin Tcherepachenets - Raymond James & Associates - Analyst

So just to clarify, so North America sequentially, did pricing for Liposonix get worse?

Jack Glenn - Solta Medical, Inc. - CFO

Slightly, slightly, yes.

Konstantin Tcherepachenets - Raymond James & Associates - Analyst

Okay, thanks.

Mark Sieczkarek - Solta Medical, Inc. - Chairman, Interim President, and CEO

Just a little embellishment on that, too. Again, from a pricing perspective, our pricing may look a little bit lower, too, from the weighing of our sales through this distribution versus direct sales, given our shortfall in North America.

Operator

(Operator Instructions) Bill Plovanic, Canaccord Genuity.

Bill Plovanic - Canaccord Genuity - Analyst

I just wanted to touch a bit on the international. As we looked at the quarter relative to our expectations, North America was off a bit, but international was off significantly more. And I’m trying to just discern, what exactly impacted international? We know in the US it was salesforce turnover. But what specifically is happening on an international basis?

Mark Sieczkarek - Solta Medical, Inc. - Chairman, Interim President, and CEO

Good question, Bill. What we have seen in the last quarter, especially if you take a look again at some of the spotlight that has been put on us this year, it really has resulted in uncertainty on the part of our worldwide distributors and the impact it has had. Now, we have worked over the past couple of months to get out there and to address this uncertainty, and we certainly now believe we have made some progress in reinforcing our relationships with these distributors.

And on top of that, too, I think they felt a lot better given the reinforcement of our sales management leadership that I mentioned before in Europe. And once again, these people are actively interfacing with them to solidify our relationships.

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Bill Plovanic - Canaccord Genuity - Analyst

Are there any specific regions or geographies that were impacted?

Mark Sieczkarek - Solta Medical, Inc. - Chairman, Interim President, and CEO

Specific geographies, I would say Japan was certainly one that probably was the most significant.

Operator

I’m showing no further questions in the queue at this time. I would like to turn the conference back over to Mark Sieczkarek for any closing remarks.

Mark Sieczkarek - Solta Medical, Inc. - Chairman, Interim President, and CEO

Thank you, operator. Thank you, everyone, for joining our call today. I’m going to be seeing many of our shareholders this week as we travel both to New York and Boston and actually participating in the Canaccord Genuity conference on Thursday the 14th in New York. If you would like to meet any of those days, again, Wednesday, Thursday or Friday, please let the EBC Group know.

And in the meantime, we look forward to updating you on our fourth quarter and full year of 2013 performance in the next couple months. Thanks again.

Operator

Thank you. Ladies and gentlemen, this does conclude our conference for today. Thank you for your participation. You may now disconnect.

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